EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

Among

UBIQUITY, INC.

-and-

UBIQUITY MERGER SUB, INC.

-and-

COVERSANT, INC.

January 27, 2015

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 27, 2015, by and among Ubiquity, Inc., a Nevada corporation (“Parent”), Ubiquity Merger Sub, Inc., a California corporation (“Merger Sub” or “Sub”), and Coversant, Inc. , a California corporation (the “Company ”). Certain capitalized terms used herein are defined in Annex I attached hereto.

RECITALS:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub, and the Company have determined that it is in the best interest of each company and its respective stockholders to consummate the business combination transaction provided for herein in which Merger Sub would merge with and into the Company (the “Merger”), with the Company surviving the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub, and the Company have approved this Agreement, the Merger, and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement in accordance with the Nevada Revised Statutes (“NRS”), the California Corporations Code (“CCC”) and their respective charter documents;

WHEREAS, each of Parent, Merger Sub, and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe various conditions to the consummation thereof; and

WHEREAS, for federal income tax purposes, the parties intend that the Merger shall qualify as reorganization under the provisions of Section 368(a)(1)(B) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the CCC, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub and the Company in accordance with the CCC, as a wholly-owned Subsidiary of Parent.

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein and unless this Agreement has been terminated pursuant to its terms, the closing of the Merger (the “Closing ”) shall take place at the offices of Szaferman Lakind Blumstein & Blader, 101 Grovers Mill Road, Suite 200, Lawrenceville, NJ 08648, at the date and time on or before five (5) Business Days from the date on which the conditions to Closing set forth in Article VII of this Agreement shall have been satisfied or, to the extent permitted hereunder, waived by the appropriate party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree.  The date on which the Closing actually occurs and the transactions contemplated hereby become effective is hereinafter referred to as the “Closing Date.”  At the time of the Closing, Parent, Merger Sub and the Company shall deliver the certificates and other documents and instruments required to be delivered hereunder.

Section 1.03 Effective Time. Concurrently with the Closing, the Company shall file a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of California in such form as required by, and executed in accordance with, the applicable provisions of the CCC. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of California or at such other date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 1.04 Organizational Documents, Directors and Officers of the Surviving Corporation.

(a) Organizational Documents. At the Effective Time (i) the articles of incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth in Exhibit A until thereafter amended in accordance with applicable law and the applicable provisions of the articles of incorporation and by-laws of the Surviving Corporation, and (ii)  the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation (except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation) until thereafter amended in accordance with applicable Law and the applicable provisions of the articles of incorporation and by-laws of the Surviving Corporation.

(b) Directors and Officers. The directors and officers of the Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of the Company or Sub:

(i) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall by virtue of the Merger and without any action on the part of any holder thereof, be converted into one share of the Company’s common stock.  Such newly issued share shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(ii) Conversion of the Company Common Stock. Subject to other provisions of this Article 2:

1.	The shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time (individually a “Share” and collectively the “Shares”) shall be converted automatically into the right to receive an aggregate of 13,242,334 shares of the Parent’s Common Stock (the “Merger Consideration”). The Merger Consideration shall be distributed among the shareholders of the Company on a pro rata basis. As discussed in Section 5.12 and 5.13, the Shares will be Restricted Securities with Piggy-Back Registration Rights.
2.	At the Effective Time, all Shares (other than Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and subject to Section 2.03, each holder of a certificate formerly representing any Shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any certificates representing such holder’s Shares, a certificate or certificates representing the Merger Consideration to which such holder is entitled.
3.	At the Effective Time, each Share held by the Company as treasury stock or held by Parent, Merger Sub or any Subsidiary or parent of Parent, Merger Sub or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto.

(iii) No Assumption of Company Options. No Company options shall be assumed by the Parent.

1.	Treatment of Company Options. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each Company Option (or portion thereof), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time shall terminate.
2.	Necessary Actions. At least 15 days prior to the Effective Time, the Company shall provide each holder of a Company Option with written or electronic notice that the Company Option will be fully exercisable for 15 days from the date of the notice and that the Company Option will terminate on the expiration of the 15-day period.

(iv) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

Section 2.02 Issuance and Reservation of Shares

(a) Promptly after the Effective Time, Parent shall distribute the Merger Consideration to holders of Shares by issuance of certificates in accordance with the applicable provisions of the NRS and CCC.

(b) If any portion of the Merger Consideration is to be issued to a Person other than the registered holder of the Shares represented by the certificates surrendered in exchange therefor, it shall be a condition to such issuance that the certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to Parent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder of such Shares or establish to the satisfaction of Parent that such tax has been paid or is not payable.

(c) Notwithstanding anything to the contrary in this Section 2.02, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to and in accordance with the requirements of applicable abandoned property, escheat or similar Laws.

Section 2.03 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person who has not voted in favor of or consented to the approval of this Agreement (a “Dissenting Shareholder”) and has complied with all the provisions of the CCC concerning the right of holders of Shares to require appraisal of their Shares (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 2.01(a)(ii) , but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Section 1300-1313 of the CCC. If such Dissenting Shareholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the CCC, its Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share. The Company shall give Parent prompt notice of any demands for appraisal of Shares received by the Company, withdrawals of such demands and any other instruments served on the Company pursuant to Section 1300-1313 of the CCC. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(b) The Company shall give Parent prompt notice of any demands received by the Company for the appraisal of Shares, and Parent shall have the right to consult with the Company regarding all negotiations and proceedings with respect to such demands. The Company shall not make any such payment without Parent’s prior written consent (not to be unreasonably withheld, delayed, denied, or conditioned).

Section 2.04 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or Assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or Assets in the Surviving Corporation or otherwise carry out the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedules to be delivered by the Company to Parent and Merger Sub prior to the Closing (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure) which have been provided to Parent prior to the date hereof:

Section 3.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. The Company has requisite corporate (or other form of legal entity, as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of (i) the Amended and Restated Articles of Incorporation, as amended, of the Company (the “Company Charter”), and (ii) the Amended and Restated By-laws of the Company (the “Company By-laws”), each as in effect as of the date hereof. Each of the Company Charter and the Company By-laws is in full force and effect, and the Company is not in violation of any of the provisions of such documents.

(c) There are no Company Subsidiaries.

Section 3.02 Capitalization.

(a) As of the date of this Agreement, the number of shares and type of all authorized, issued and outstanding capital stock of the Company, and all shares of capital stock reserved for issuance under the Company’s various option and incentive plans is specified on Schedule 3.02. Except as set forth in Schedule 3.02, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on Schedule 3.02, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters. Except as set forth in Schedule 3.02, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company. Except as set forth on Schedule 3.02, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or other agreements or arrangements with or among any security holders of the Company with respect to securities of the Company.

(b) Except as set forth on Section 3.02(b) of the Company Disclosure Letter, there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which shareholders of the Company may vote.

Section 3.03 Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by the Company’s shareholders of this Agreement, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company Board and, other than the Company Shareholder Approval and filing the Certificate of Merger with the Secretary of State of the State of California, no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby. This Agreement has been, and any other agreements or instruments to be delivered pursuant hereto by the Company at the Closing will be, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub) this Agreement constitutes, and when executed and delivered such other agreements or instruments will constitute, the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board has unanimously (with respect to all members of the Company Board present) (i) adopted and declared advisable this Agreement and the Merger and the consummation by the Company of the Merger and the other transactions contemplated hereby, (ii) approved the execution, delivery and performance of this Agreement and, subject to receiving the Company Shareholder Approval, the consummation by the Company of the Merger and the other transactions contemplated hereby, including the Merger, (iii) determined that this Agreement and the Merger and the other transactions contemplated hereby, including the Merger, are in the best interests of the Company and its shareholders, (iv) directed that this Agreement be submitted to the shareholders of the Company for its approval and (v) resolved to recommend the approval of this Agreement by the shareholders of the Company, in each case, by resolutions duly adopted, which resolutions have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

Section 3.04 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will: (i) subject to obtaining the Company Shareholder Approval, conflict with or violate any provision of the Company Charter or Company By-laws; (ii) assuming that all consents, approvals and authorizations described in Section 3.04(b) have been obtained and all filings and notifications described in Section 3.04(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control that results in a default or any right of termination or consent under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, additional or increased payment, acceleration or cancellation of, or increase in any benefits or obligations under, or result in the creation of a Lien (other than a Permitted Lien) upon any of the properties or assets of the Company pursuant to, any Company Material Contract or any Company Permit, except, with respect to clauses “(ii)” and “ (iii)” , as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the “Required Consents ”).

(b) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) the Company to obtain any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any of its respective properties or assets, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of California, (ii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.05 Permits; Compliance with Laws.

(a) The Company is in possession of all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit ”) necessary for the Company to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to have, or the failure to be in full force and effect of, any Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Permit is valid and in full force and effect except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.05(a) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no Company Permit has been revoked, suspended, terminated or materially impaired in any manner since December 31, 2011, and (ii) neither the Company nor any Company Subsidiary is in default or violation, in any respect, of any of the Company Permits. Except as set forth in Section 3.05(a) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is not the subject of any pending or, to the knowledge of the Company, threatened action, suit, claim, dispute or other litigation, legal, administrative or arbitration proceeding or investigation, seeking the revocation, suspension, termination, modification or impairment of any Permit.

Section 3.06 Financial Statements.

(a) The Company has provided Parent a copy of the unaudited financial statements of the Company for the fiscal year ended December 31, 2013 and unaudited financial statements of the Company for the six-month period ended June 30, 2014 (collectively, the “Financial Statements”). The Financial Statements fairly present the financial condition of the Company presented at the dates indicated and its results of operations and cash flows for the periods then ended and, except as indicated therein, reflect all claims against, debts and liabilities of the Company presented, fixed or contingent, and of whatever nature, as of the dates indicated in all material respects.

(b) Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, since July 1, 2014 (the “Company Balance Sheet Date”), there has been no Material Adverse Effect with respect to the Company.

(c) Except as set forth on Schedule 3.06, since the Company Balance Sheet Date, the Company has not suffered any damage, destruction or loss of physical property (whether or not covered by insurance) affecting its condition (financial or otherwise) or operations (present or prospective), nor has the Company issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of the Company and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of the Company or has incurred or agreed to incur any indebtedness for borrowed money.

Section 3.07 Absence of Certain Changes.

Except as set forth on Schedule 3.07, since the Company Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any:

(a) Material Adverse Effect with respect to the Company;

(b) event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.1 without prior consent of Parent;

(c) condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement;

(d) incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

(e) creation or other incurrence by the Company of any Lien on any asset other than in the ordinary course consistent with past practices;

(f) payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(g) material write-offs or write-downs of any Assets of the Company;

(h) damage, destruction or loss having, or reasonably expected to have, a Material Adverse Effect on the Company;

(i) other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Effect with respect to the Company;

(j) transaction or commitment made, or any Contract or agreement entered into, by the Company relating to its Assets or business (including the acquisition or disposition of any Assets) or any relinquishment by the Company or any Contract or other right, in either case, material to the Company, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated in this Agreement; or

(k) agreement or commitment to do any of the foregoing.

Section 3.08 [Intentionally Deleted]

Section 3.09 Litigation. There is no suit, claim, action, proceeding or arbitration (collectively, “Proceeding”) to which the Company is a party or to which any of the properties or assets of the Company is subject, either pending or, to the knowledge of the Company, threatened that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company is not a party to, and none of the properties or assets of the Company is subject to or, to the knowledge of the Company, threatened by any outstanding order, writ, injunction, judgment or decree of any Governmental Entity or arbitrator unrelated to this Agreement that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2014, there have not been, nor are there currently pending, any internal investigations conducted by the Company Board (or any committee thereof) or at the request of the Company Board (or any committee thereof) by any third party, in each case concerning any actual or alleged financial, accounting, conflict of interest, fraudulent or deceptive conduct or other misfeasance or malfeasance issues relating to the Company, in each case except for those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there is no Proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 3.10 Tax Matters.

(a) Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all material respects. All Taxes due and owing by the Company have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). Except as set forth on Schedule 3.10, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. No claim has ever been made in writing or otherwise addressed to the Company by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The unpaid Taxes of the Company did not, as of the Company Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto). Since the Company Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice. As of the Closing Date, the unpaid Taxes of the Company will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of the Company. As of the date hereof there is no Proceeding or assessment pending or, to the knowledge of the Company, threatened with respect to Taxes for which the Company may be liable that, if determined adversely, would, individually or in the aggregate with all other such Proceedings or assessments, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Schedule 3.10, no deficiency with respect to Taxes has been assessed in writing against the Company which (i) individually or in the aggregate with all other such deficiencies, would constitute a Company Material Adverse Effect if required to be paid by the Company and (ii) has not been fully paid or adequately reserved in the Company Financial Statements.

(b) Except as set forth in Schedule 3.10, no material claim for unpaid Taxes has been made or become a Lien against the property of the Company or is being asserted against the Company, no audit of any Tax Return of the Company is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

Section 3.11 Real Property; Personal Property.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a complete and correct list as of the date of this Agreement of the street address of each real property owned by the Company (collectively, the “Owned Real Property”).

(b) Section 3.11(b) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, identified by street address as of the date of this Agreement of the street address of (i) each real property leased, subleased, licensed or otherwise occupied (whether as tenant or subtenant or pursuant to other occupancy arrangements) by the Company or any Company Subsidiary under which the Company or any Company Subsidiary pays annual rent in excess of $250,000 (collectively, the “ Lessee Leased Real Property ”) or (ii) each real property leased, subleased or licensed (whether as landlord, sub-landlord or pursuant to other occupancy arrangements) by the Company or any Company Subsidiary under which the Company or any Company Subsidiary receives annual rent in excess of $250,000 (collectively, the “ Lessor Leased Real Property ” and together with the Lessee Leased Real Property, the “ Leased Real Property ”). The Company has made available to Parent complete and correct copies of all leases for the Leased Real Property (including all material amendments thereto) to which the Company is a party (each a “ Real Property Lease ”).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has (a) good fee simple title to all Owned Real Property, (b) as of the date hereof, a valid leasehold estate in all Lessee Leased Real Property, and (c) to the knowledge of the Company, to the extent required by the business of the Company as currently conducted, peaceful, undisturbed possession of all Lessee Leased Real Property of which the Company is a tenant or subtenant (subject to any subleases or similar arrangements that may be in existence), in each case free and clear of all Liens except for Permitted Liens.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is not in breach of or default under the terms of any Real Property Lease, and to the knowledge of the Company as of the date hereof, no event or circumstances has occurred or exists that with or without notice or lapse of time or both would constitute a breach or default thereunder by the Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, no other party to any Real Property Lease is in breach of or default under the terms of any Real Property Lease. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Real Property Lease is a valid and binding obligation of the Company, and, to the knowledge of the Company, is in full force and effect and enforceable against the applicable Company, subject to the Bankruptcy and Equity Exception.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has good title to, or a valid leasehold interest in, the tangible personal assets and properties used or held for use by it in connection with the conduct of its business as conducted on the date of this Agreement, free and clear of all Liens other than Permitted Liens.

Section 3.12 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company owns or has the right to use in the manner currently used all Patents, Trademarks, Copyrights, Internet domain names and Trade Secrets (the “Intellectual Property Rights”) that are used in the business of the Company as currently conducted (the “Company Intellectual Property Rights”), and (ii) the Company has not received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the validity of any of the Company Intellectual Property Rights.

(b) To the Company’s knowledge, the conduct of the business of the Company as currently conducted does not infringe upon any Intellectual Property Rights of any other person, except for any such infringement that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has not received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice alleging any such infringement by the Company that has not been settled or otherwise fully resolved, except for any such infringement that would not, individually or in the aggregate, reasonable be expected to have a Company Material Adverse Effect. To the Company’s knowledge, no other person has infringed any Company Intellectual Property Rights during the twelve (12) months preceding the date hereof, except for any such infringement as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.13 Material Contracts; Certain Obligations. Section 3.13 of the Company’s Disclosure Letter sets forth all of the following contracts to which the Company is a party or by which it is bound as of the date hereof (collectively, the “Material Contracts”):

(i)      Contracts with any Company stockholder or any current or former officer, director, stockholder or Affiliate of the Company;

(ii)     Contracts with any labor union or association representing any employee of the Company;

(iii)    Contracts with any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(iv)    Contracts under which the Company has made advances or loans to any other Person; or if terminated, modified or otherwise failed to be in full force and effect would materially impair the ability of the Company to carry on its business in the ordinary course or would reasonably be expected to have a Material Adverse Effect with respect to the Company;

(v)     Contracts that relate to indebtedness (contingent or otherwise) in excess of $500,000 in the aggregate or relates to direct or indirect guarantee or assumption by the Company (contingent or otherwise) of any payment or performance obligations of any other Person in excess of $500,000 in the aggregate, or that restrict in any respect the ability of the Company or any of its Affiliates to incur any indebtedness or that requires any action with respect thereto (including any required Encumbrance);

(vi)   Contracts that relate to the disposition or acquisition by the Company after the date of this Agreement of assets (other than sales of production in the ordinary course) or an ownership interest in a business or pursuant to which the Company has any ownership or participation interest in any other Person or other business enterprise;

(vii)  Contracts that relate to the acquisition, sale, issuance or transfer by the Company or any of its Subsidiaries of any operating business or the capital stock or other ownership or participation interest of any Person after the date of this Agreement or under which the Company or any of its Subsidiaries has any material continuing liability or obligation;

(viii)    Financial risk management contracts, including currency, commodity or interest related derivative or hedge contracts in excess of $200,000 in the aggregate;

(ix)       Joint venture, strategic alliance or partnership contracts, other than customary operating and farm-out agreements;

(x)       Other contracts, including any contracts for employment of any individual on a full-time, part-time or consulting or other basis, which allows a Person other than the Company to bind the Company and/or its Subsidiaries other than powers of attorney granted in the ordinary course of business in respect of matters which individually or in the aggregate are not material to the Company and which may be terminated without delay or obligation at any time by the Company; or

(xi)       Contracts which provide for any change of control, severance or termination pay or other compensation or benefits in connection with the transactions contemplated by this Agreement;

The Company has provided or made available to Parent a true and correct copy of each Material Contract listed in Section 3.13 of the Company’s Disclosure Letter.  Except as set forth in Section 3.13 of the Company’s Disclosure Letter and except as would not have a Company Material Adverse Effect, with respect to each Material Contract to which the Company or any of its Subsidiaries is a party, (i) the Company is not in breach or default thereof as of the date of this Agreement, nor has the Company received written notice that it is in breach of or default thereof; (ii) no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by the Company or, to the Knowledge of the Company, by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto and (iii) such Material Contracts are in full force and effect, except in the case of clauses (i), (ii) and (iii) for such breaches, defaults or failures to be in full force and effect that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Vote Required. The affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of the Company Common Stock entitled to vote thereon is the only vote required (under applicable Law, the Company Charter, the Company By-laws, or otherwise) of the holders of capital stock of the Company to approve this Agreement and the transactions contemplated hereby (including the Merger) (the “Company Shareholder Approval”).

Section 3.15 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company.

Section 3.16 Acknowledgement of No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties contained in Article IV and the covenants contained in Article V, none of the Parent or Merger Sub or any of their respective affiliates or representatives makes or has made any representation or warranty, either express or implied, concerning the Parent or Merger Sub or the transactions contemplated by this Agreement.

Section 3.17 No Registration of Securities. The Company understands and acknowledges that the offering, exchange and issuance of Merger Consideration pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering, sale, exchange and issuance of securities contemplated by this Agreement qualify for an exemption from registration under the Securities Act.

Section 3.18. Parent Information. The Company acknowledges that it has had access to the documents filed by Parent under the Exchange Act, since the end of its most recently completed fiscal year to the date hereof, and has carefully reviewed the same (“Exchange Act Documents”). The Company further acknowledges that Parent has made available to it the opportunity to ask questions of and receive answers from Parent’s officers and directors concerning the terms and conditions of this Agreement and the business and financial condition of Parent, and the Company has received to its satisfaction, such information about the business and financial condition of Parent and the terms and conditions of the Agreement as it has requested. The Company has carefully considered the potential risks relating to Parent and investing in the Merger Consideration, and fully understands that such securities are speculative investments, which involve a high degree of risk of loss of the Company’s stockholders’ entire investment. Among others, the Company has carefully considered each of the risks identified under the caption “Risk Factors” in the Exchange Act Documents, which are incorporated herein by reference. The Company has made available all such information to its stockholders in considering the terms and conditions of the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except as set forth in the disclosure schedules to be delivered by the Parent and Merger Sub to the Company prior to the Closing (the “Parent Disclosure Letter ”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub hereby represent and warrant to the Company:

Section 4.01 Organization. Each of Parent and Merger Sub is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the State of Nevada (with respect to Parent), or California (with respect to Merger Sub). Each of Parent and Merger Sub has full corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing, in good standing or have such power or authority, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby.

Section 4.02 Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by them of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate or other legal entity action on the part of Parent and Merger Sub other than the approval of this Agreement by Parent in its capacity as sole shareholder of Sub. This Agreement has been, and any other agreements or instruments to be delivered pursuant hereto by Parent or Merger Sub at the Closing will be, duly and validly executed and delivered by Parent and Merger Sub and (assuming the due authorization, execution and delivery of this Agreement by the Company) this Agreement constitutes, and when executed and delivered such other agreements and instruments will constitute, the valid and legally binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms.

Section 4.03 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the certificate of incorporation, by-laws or any equivalent organizational or governing documents of Parent or Sub; (ii) assuming that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Sub or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent or Sub pursuant to, any Contract to which Parent or Sub is a party (or by which any of their respective properties or assets is bound) or any Permit held by it or them, except, with respect to clauses “(ii)” and “ (iii)”, for (A) any such consents and approvals, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Merger and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation of Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Merger.

(b) None of the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing, declaration or registration with or notification to, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of California, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under any Antitrust Laws, (iii) compliance with, and such filings as may be required under, Environmental Laws, (iv) compliance with the applicable requirements of the Exchange Act and (v) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Merger.

Section 4.04 Litigation. As of the date hereof, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby. As of the date hereof, none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby.

Section 4.05 Capitalization and Operations of Merger Sub; No Ownership of Company Common Stock. As of the date of this Agreement, the authorized share capital of Merger Sub consists of 1,000 shares, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

Section 4.06. Capitalization of Parent. Immediately prior to the issuance of the Merger Consideration at Closing the capital stock of Parent will consist of 110,196,726 shares of Parent Common Stock, $0.001 par value, issued and outstanding and 0 shares of preferred stock of the Parent, $0.001 par value, issued and outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities. Except for the Parent Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), and, except as set forth on Schedule 4.06, there are no outstanding securities, options, warrants, convertible notes or debentures, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (collectively, “Parent Equity Security Equivalents”). There are no outstanding contractual obligations, commitments, understandings or arrangements of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Parent or any of its subsidiaries. Except as set forth in Section 5.15 or Schedule 4.06, there are no agreements or arrangements pursuant to which Parent is or could be required to register shares of Parent Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any security holders of Parent with respect to securities of Parent.

Section 4.07 SEC Documents; Undisclosed Liabilities; Financial Statements

(a) Parent has filed with the Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements and other documents as required under the Exchange Act (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”).   As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents.  Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to the Company prior to the date of this Agreement), none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of Parent included in such Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Parent’s independent accountants).  Except as set forth in the Parent SEC Documents, at the date of the most recent financial statements of Parent included in the Parent SEC Documents, Parent has not incurred any liabilities or monetary obligations of any nature (whether accrued, absolute, contingent or otherwise), which, individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent.

(b) Except as disclosed in the Parent SEC Documents filed prior to the date hereof or as set forth in this Agreement, since September 30, 2014 (the “Parent Balance Sheet Date”), there has been no Material Adverse Effect with respect to Parent.

(c) Except as disclosed in the Parent SEC Documents filed prior to the date hereof or as provided in this Agreement, since the Parent Balance Sheet Date, Parent has not issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of Parent and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of Parent or has incurred or agreed to incur any indebtedness for borrowed money.

Section 4.08 Absence of Certain Changes. Except as disclosed in the Parent SEC Documents filed prior to the date hereof or as set forth on Schedule 4.08, since the Parent Balance Sheet Date, Parent has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been any:

(a) Material Adverse Effect with respect to Parent;

(b) event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 6.2 without prior consent of the Company;

(c) condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement;

(d) incurrence, assumption or guarantee by Parent of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

(e) creation or other incurrence by Parent of any Lien on any asset other than in the ordinary course consistent with past practices;

(f) payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(g) material write-offs or write-downs of any Assets of Parent;

(h) damage, destruction or loss having, or reasonably expected to have, a Material Adverse Effect on Parent;

(i) other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Effect with respect to Parent; or

(j) agreement or commitment to do any of the foregoing.

Section 4.09 Solvency. Assuming (a) the accuracy of the representations and warranties of the Company set forth herein and (b) compliance in all material respects by the Company with its covenants and obligations set forth herein, then immediately after giving effect to the Merger and the other transactions contemplated by this Agreement, (i) Parent and its Subsidiaries will be able to pay their debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities) and (ii) Parent and its Subsidiaries will have adequate capital to carry on their businesses. No transfer of property is being made and no obligation is being incurred in connection with the Merger and the other transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or Parent.

Section 4.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent, Sub or any of their respective affiliates.

Section 4.11 Benefit Plans. Each of Parent and Merger Sub is not a party to any Benefit Plan under which Parent or Merger Sub currently has an obligation to provide benefits to any current or former employee, officer or director of Parent or Merger Sub. As used herein, “ Benefit Plan ” shall mean any employee benefit plan, program, or arrangement of any kind, including any defined benefit or defined contribution plan, stock ownership plan, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, profit sharing plan or arrangement, deferred compensation plan, agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plan providing benefits to employees, retirees, or former employees or any of their dependents, survivors, or beneficiaries, employee stock option or stock purchase plan, severance pay, termination, salary continuation, or employee assistance plan.

Section 4.12. Required Parent Share Issuance Approval. Parent represents that the issuance of the Merger Consideration will be in compliance with the NRS, the CCC and the Articles of Incorporation and Bylaws of Parent.

Section 4.13. Taxes and Tax Payments.

(a) Parent has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions) except for Tax Returns that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. All such Tax Returns are true, correct and complete in all respects. All Taxes due and owing by Parent has been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). Parent is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. No claim has ever been made in writing or otherwise addressed to Parent by a taxing authority in a jurisdiction where Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The unpaid Taxes of Parent did not, as of the Parent Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto). Since the Parent Balance Sheet Date, neither the Company nor any of its subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice. As of the Closing Date, the unpaid Taxes of Parent and its subsidiaries will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of Parent.

(b) No material claim for unpaid Taxes has been made or become a Lien against the property of Parent or is being asserted against Parent, no audit of any Tax Return of Parent is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Parent and is currently in effect. Parent has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

Section 4.14 Acknowledgement of No Other Representations or Warranties. Each of Parent and Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries and that it and its representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and the Company Subsidiaries that it and its representatives have desired or requested to review for such purpose and that it and its representatives have had full opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries. Each of Parent and Sub acknowledges and agrees that, except for the representations and warranties contained in Article III , none of the Company, the Company Subsidiaries or any of their respective affiliates or the Company Representatives makes or has made any representation or warranty, either express or implied, concerning the Company or the Company Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Letter, unless this Agreement is terminated pursuant to Article VII, as expressly contemplated or required by any other provision of this Agreement or as required by applicable Law or by any Governmental Entity of competent jurisdiction, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company will conduct its operations in the ordinary course of business, substantially consistent with past practice, and use all commercially reasonable efforts to (i) preserve intact the business organization, material assets and Intellectual Property of the Company and the Company Subsidiaries in all material respects; (ii) keep available the services of the directors, officers and management of the Company and the Company Subsidiaries; (iii) maintain in effect all Company Permits and other authorizations with Governmental Entities; and (iv) maintain its relationships with customers, suppliers, service providers, licensors, licensees, distributors and others having business relationships with the Company. Without limiting the foregoing, except as set forth in Section 5.01 of the Company Disclosure Letter, as expressly contemplated or required by any other provision of this Agreement, or as required by applicable Law or any Governmental Entity of competent jurisdiction, the Company shall not, between the date of this Agreement and the Effective Time, do any of the following, in each case without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend the Company Charter or Company By-laws;

(b) issue or authorize the issuance of any equity securities in the Company, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than Restricted Stock issued in accordance with a Company Stock Plan or pursuant to a warrant outstanding on the date hereof in the ordinary course of business;

(c) adjust, split, combine, recapitalize or reclassify any capital stock or other equity interest of the Company;

(d) other than in the ordinary course of business, sell, pledge, dispose of, transfer, lease, license or encumber any material property or material assets of the Company, except pursuant to existing Contracts;

(e) declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company, whether payable in cash, stock, property or a combination thereof;

(f) other than Tax withholdings on the vesting or payment of Restricted Stock or reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities;

(g) merge or consolidate the Company with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(h) make or offer to make any acquisition of a business (including by merger, consolidation or acquisition of stock or assets);

(i) incur any Indebtedness or issue any debt securities, or assume or guarantee the obligations of any person for borrowed money, except (i) in connection with refinancings of existing Indebtedness, (ii) for borrowings (including letters of credit and performance bonds) in the ordinary course of business or (iii) Indebtedness for borrowed money that is prepayable at any time without penalty or premium, in an amount not to exceed $5,000,000 in the aggregate outstanding at any one time;

(j) make any capital expenditures or incur any obligations or liabilities in respect thereof in excess of $1,000,000 in the aggregate in any fiscal quarter;

(k) sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any of its material Intellectual Property, material assets or material properties except (i) pursuant to existing Contracts or commitments, (ii) sales of used equipment in the ordinary course of business, or (iii) Permitted Liens incurred in the ordinary course of business;

(l) make any loans, advances or capital contributions to, or investments in, any other person other than loans in the ordinary course of business not to exceed $1,500,000 in the aggregate;

(m) except to the extent required by or advisable to comply with Law or the existing terms of any Company Benefit Plan or as specifically contemplated by Section 2.03 or Section 5.11: (i) other than increases in salary and annual bonuses in the ordinary course of business and changes to broad-based Company Benefit Plans in the ordinary course of business, increase the compensation or benefits payable or to become payable to its directors, officers or employees; (ii) other than in the ordinary course of business in connection with the hiring of new employees, grant any rights to severance or termination pay or other termination benefit, or enter into any employment or severance agreement; (iii) except for amendments to Company Benefit Plans advisable to comply with applicable Law, establish, terminate, adopt, enter into or amend bonus, profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, severance, change-in-control or other plan or agreement; or (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

(n) except in each case to the extent required by Law, file any material Tax Return materially inconsistent with past practice, make any material Tax election inconsistent with past practice, change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, enter into any closing or similar agreements or Tax ruling relating to a material amount of Taxes, accept or approve any material proposed adjustment to any Tax liability, materially amend any material Tax Return, surrender any right to claim a material Tax refund or consent in writing to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment (except for any such consent given in the ordinary course of business);

(o) make any change in any financial accounting principles, methods, policies or procedures, other than as required by GAAP, SAP, applicable Law or any Governmental Entity with competent jurisdiction;

(p) terminate any Company Permit, other than in accordance with the terms and regular expiration of any Company Permit, except to the extent such termination would otherwise have been permitted to occur in the ordinary course of business;

(q) engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act;

(r) except in the ordinary course of business, (i) amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any of the Company Material Contracts or (ii) enter into any other contract which would be a Company Material Contract if executed prior to the date hereof; or

(s) authorize, commit or agree to take any of the foregoing actions, or enter into any Contract to do any of the foregoing.

Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.02 Shareholder Approval by the Company. The Company will, as promptly as practicable in accordance with applicable Law and its Amended and Restated Articles of Incorporation and Bylaws, submit this Agreement, the Merger and related matters for the consideration and approval by the Company’s shareholders. The approval by written consent or shareholder vote will be solicited in compliance with applicable Laws. If approval is obtained by written consent, the Company shall give, in a timely manner (and shall provide Parent true and correct copies of) all notices required to be given under Sections 1300-1313 of the CCC. The information distributed to shareholders in connection with solicitation of such approval shall not contain any untrue statement of a material fact.

Section 5.03 Agreements Concerning Parent and Sub.

(a) During the period from the date of this Agreement through the Effective Time, neither Parent nor Sub shall engage in any activity of any nature except for activities related to or in furtherance of the Merger and the other transactions contemplated by this Agreement (including enforcement of its rights under this Agreement) or as provided in or expressly contemplated by this Agreement, and shall not take or agree to take any action that would prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

(b) Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Sub of, and the compliance by Sub with, all of the covenants, agreements, obligations and undertakings of Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Sub hereunder. Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole shareholder of Sub in accordance with applicable Law and the articles of incorporation and by-laws of Sub.

Section 5.04 Access to Information. From the date of this Agreement to the Effective Time, the Company shall: (a) provide to Parent and Sub, and their respective representatives, reasonable access during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by the Company, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and to the books and records thereof; and (b) furnish promptly such information concerning the business, properties, Contracts, assets and liabilities of the Company as Parent or its representatives may reasonably request; provided , however , that the Company shall not be required to to afford such access or furnish such information to the extent that the Company believes in good faith that doing so would result in a competitor of the Company receiving information that is competitively sensitive; or, based on the advice of counsel, that doing so would: (i) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); (ii) violate any confidentiality obligations of the Company to any third person or otherwise breach, contravene or violate any then effective Contract to which the Company is party; or (iii) breach, contravene or violate any applicable Law (including the HSR Act or any other Antitrust Law). During any visit to the business or property sites of the Company, each of Parent and Sub shall, and shall cause their respective representatives accessing such properties to, comply with all applicable Laws and all of the Company’s safety and security procedures. Notwithstanding anything to the contrary contained in this Section 5.04, from the date of this Agreement to the Effective Time, none of Parent, Sub or any of their respective affiliates shall conduct, without the prior written consent of the Company, any environmental investigation at any real property owned or leased by the Company, and in no event may any environmental investigation include any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any of such real property.

Section 5.05 Appropriate Action; Consents; Filings.

(a) Each of Parent and the Company shall (and Parent shall cause each of its affiliates to) use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby and to cause the conditions set forth in Article VI to be satisfied. Without limiting the generality of the foregoing, Parent shall (and shall cause Sub, the Guarantor and each of its and their applicable affiliates to) and the Company shall (and shall cause each of the Company Subsidiaries to) use its reasonable best efforts to (i) promptly obtain all actions or nonactions, consents (including Required Consents), Permits, waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary or advisable in connection with the consummation of the Merger and the other transactions contemplated hereby and (ii) as promptly as practicable, and in any event within thirty (30) days after the date hereof, make and not withdraw (without the Company’s consent) all registrations and filings with any Governmental Entity or other persons necessary or advisable in connection with the consummation of the Merger and the other transactions contemplated hereby, including the filings required of the parties hereto or their “ultimate parent entities” or “ultimate controlling persons” under the HSR Act or any other Antitrust Law and promptly make any further filings pursuant thereto that may be necessary or advisable.

(b) In furtherance of the obligations set forth in Section 5.05(a), Parent shall promptly take (and shall cause each of its affiliates to take) any and all actions necessary or advisable in order to (1) resolve any objection or assertion by any Governmental Entity challenging this Agreement or the Merger and the other transactions contemplated hereby to enable the parties to consummate the Merger and the other transactions contemplated hereby and (2) obtain all approvals and consents under any Antitrust Laws or Insurance Laws that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated by this Agreement as promptly as practicable.

(c) Each of Parent and Sub agrees that, between the date of this Agreement and the Closing Date, each of Parent and Sub shall not, and shall ensure that none of its Subsidiaries or other affiliates shall, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the consummation of the Merger and the other transactions contemplated hereby.

Section 5.06 Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the transactions contemplated hereby shall be a joint press release, the contents of which have received prior approval from both such parties, and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, as may be required by applicable Law, the fiduciary duties of the Company Board or by obligations pursuant to any listing agreement with any securities exchange.

Section 5.07 Directors & Officers Indemnification and Insurance.

(a) Indemnification. From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company pursuant to: (i) each indemnification agreement in effect as of the date hereof between the Company, on the one hand, and any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the Company, and each fiduciary under benefit plans of the Company, on the other hand (the “Indemnified Parties”); and (ii) any indemnification provision and any exculpation provision set forth in the charter or bylaws of the Company as in effect on the date of this Agreement (or at the applicable time that such person served in such capacity, as the case may be), in each case, including, to the extent applicable and required under such existing indemnification agreements or operative charter or bylaw provisions (x) the payment by the Company of all reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received and (y) the advancement to any such Indemnified Party, upon request, of their documented expenses reasonably incurred (provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under applicable Law); provided that such obligations shall be subject to any limitation imposed from time to time under applicable Law.

(b) Insurance. The Company shall be permitted to, prior to the Effective Time, and if the Company fails to do so, Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six year period thereunder are being adjudicated) for events occurring prior to the Effective Time (the “ D&O Insurance ”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy; provided that in satisfying its obligation under this Section 5.07(b) , neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid for the twelve (12) month period ending December 31, 2014 (the “Current Premium”), and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six year period thereunder are being adjudicated) the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period (and for so long thereafter as any claims brought before the end of such six year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, subject to the proviso in regard to the limit on premium amounts in the prior sentence.

(c) Successors. In the event the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors, assigns or transferees of the Surviving Corporation or Parent shall assume the obligations set forth in this Section 5.07.

(d) Benefit. The provisions of this Section 5.07 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs, executors or administrators and his or her representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is adverse to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby.

(f) Non-Exclusivity. The provisions of this Section 5.07 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Nothing in this Agreement, including this Section 5.07, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of the Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.08 Takeover Statutes. The parties shall use all reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to restrict or prohibit the Merger or the other transactions contemplated by this Agreement and (b) if any Takeover Statute is or becomes applicable to restrict or prohibit any of the foregoing, to take all action necessary in regard to the Merger and the other transactions contemplated by this Agreement so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such transactions.

Section 5.09 Employee Benefit Matters.

(a) From and after the Effective Time and for a period ending on the first anniversary of the Effective Time (the “ Benefit Protection Period ”), Parent shall cause the Surviving Corporation to provide (i) base salary, wages and commission opportunities to each individual who is an employee of the Company immediately prior to the Effective Time (each, a “ Company Employee ”) at a rate that is no less favorable than the rate of base salary, wages or commission opportunities provided to such Company Employee immediately prior to the Effective Time, (ii) an annual bonus and long-term incentive compensation opportunity (which may be provided in the form of equity-based awards, cash-based awards or a combination thereof), taken together, to each Company Employee that is not less favorable than the annual bonus and long-term compensation opportunity, taken together, provided to such Company Employee immediately prior to the Effective Time, (iii) severance benefits to each Company Employee that are no less favorable than the severance benefits provided under the severance plan, policy or agreement in effect for the benefit of such Company Employee immediately prior to the Effective Time and (iv) other compensation and benefits (including paid-time off) to each Company Employee that are substantially comparable, in the aggregate, to the other compensation and benefits provided to such Company Employee immediately prior to the Effective Time.

(b) Without limiting the generality of Section 5.09(a), from and after the Effective Time, Parent shall cause the Surviving Corporation, to, assume, honor and continue all of the Company’s employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company and any Company Employee), in each case, in accordance with their terms as in effect immediately prior to the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Merger and the other transactions contemplated by this Agreement (either alone or in combination with any other event) and, for the duration of the Benefit Protection Period, or such longer period of time as required under the terms of the applicable plan, policy, program or arrangement, shall do so without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as consented to by the parties thereto.

(c) For purposes of determining eligibility to participate, level of benefits and vesting under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, including any vacation, paid time off and severance plans, each Company Employee’s service with or otherwise credited by the Company shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Corporation to the same extent credited under comparable Company Benefit Plans; provided , however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or would not have been recognized under the comparable Company Benefit Plan immediately prior to the Effective Time.

(d) Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Effective Time.

(e) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any Company Benefit Plan or any other arrangement or create any rights or obligations except between the parties hereto, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 5.09 or entitle any person not a party to this Agreement to assert any claim hereunder, or (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (A) maintain any particular benefit plan, except in accordance with the terms of such plan or (B) retain the employment of any particular employee.

Section 5.10 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense. After the Effective Time, Parent shall cause the Surviving Corporation to pay all charges and expenses payable by the Company. Except as otherwise provided in this Agreement, all Transfer Taxes incurred in connection with the Merger shall be paid when due by the Surviving Corporation.

Section 5.11 Defense of Litigation. The Company shall promptly notify Parent of any Proceeding brought by shareholders of the Company against the Company or its directors or officers arising out of or relating to the Merger and the other transactions contemplated by this Agreement, and to the extent practicable, shall consult with Parent (including by giving Parent the right to review in advance, and comment with respect to (which such comments the Company shall duly consider in good faith), any pleading or filing made with, or other written materials to be submitted to, any Governmental Entity in connection with any such Proceeding), keep Parent reasonably informed with respect to any material developments regarding the defense of any such Proceeding (including by providing Parent with copies of all pleadings, filings and other written correspondence or memoranda given to, or received from, any Governmental Entity in connection with any such Proceeding) and shall give due consideration in good faith to Parent’s advice with respect to any such Proceeding; provided, however, that the Company shall be entitled to control any such Proceeding and shall be entitled to settle any such Proceeding in its sole and absolute discretion to the extent such settlement does not involve payments reasonably expected to exceed any insurance proceeds or self-insured retention amounts that the Company reasonably expects to receive with respect to such Proceeding.

Section 5.12 Transfer Restrictions

(a) The Company realizes that the Merger Consideration is not registered under the Securities Act, or any foreign or state securities Laws. The Company agrees that the Merger Consideration will and may not be sold, offered for sale, pledged, hypothecated, or otherwise transferred (collectively, a “Transfer”) except in compliance with the Securities Act, if applicable, and applicable foreign and state securities Laws. The Company understands that the Merger Consideration can only be Transferred pursuant to registration under the Securities Act or pursuant to an exemption therefrom. The Company understands that to Transfer the Merger Consideration may require in some jurisdictions specific approval by the appropriate governmental agency or commission in such jurisdiction.

(b) To enable Parent to enforce the transfer restrictions contained in this Section 5.12, the Company hereby consents to the placing of legends upon, and stop-transfer orders with the transfer agent of the Common Stock with respect to the Merger Consideration, including, without limitation, the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, MORTGAGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF, EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, OR (II) IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE ACT, OR (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY AND ITS COUNSEL.”

Section 5.13 Registration Rights of Merger Consideration. Notwithstanding the transfer restrictions applicable of the Shares discussed in Section 5.12, when the Parent registers any of its equity securities under the Securities Act (whether for the Parent’s own account (other than on Form S-4 or S-8 or any successor forms) or for the account of others) and the registration form to be used  may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Parent shall give prompt, written notice to all Holders of its intention to effect such a registration, and such notice shall offer each Holder the opportunity to register on the same terms and conditions such number of such Holder’s Registrable Securities as such Holder may request and at no cost to the Holder. The Parent shall include in such registration all Registrable Securities with respect to which the Parent has received a notice from a Holder to the Parent (each, an “Opt-In Notice”) for inclusion therein that is delivered to the Parent on or prior to ten (10) Business Days after such Holders receipt of the Parent’s notice. Such requests for inclusion shall specify the number of Registrable Securities intended to be disposed of and the intended method of distribution thereof. The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each recipient of the Merger Consideration, and their respective successors and assigns.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.01 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or to the extent permitted by Law, mutual waiver by both the Company and Parent) at or prior to the Effective Time of each of the following conditions:

(a) Company Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

(b) No Injunction. No Governmental Entity of competent jurisdiction shall have issued or entered any order, injunction or decree that is in effect and renders the Merger illegal, or prohibits, enjoins or otherwise prevents the Merger; provided, however, that the condition in this Section 6.01(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.04 or Section 5.05 results in the failure of the condition to be satisfied.

Section 6.02 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered to Parent pursuant hereto shall be true and correct on and as of the Effective Time in all material respects with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Executive Officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate to such effect signed by the President and Chief Executive Officer of the Company.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect with respect to the Company.

(d) Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on the Company or the Surviving Corporation.

(e) Certificate of Secretary. The Company shall have delivered to Parent a certificate executed by the Secretary of the Company certifying: (i) resolutions duly adopted by the Board of Directors and stockholders of the Company authorizing this Agreement and the Merger; (ii) the Articles of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time, including all amendments thereto; and (iii) the incumbency of the officers of the Company executing this Agreement and all agreements and documents contemplated hereby.

(f) Due Diligence. The Parent and Sub shall be satisfied, in its sole discretion, with the results of its due diligence investigation of Company.

Section 6.03 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered to the Company pursuant hereto shall be true and correct on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President and the Chief Executive Officer of Parent.

(b) Agreements and Covenants. Each of Parent and Sub shall have performed or complied in all material respects with all its obligations under this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Certificate of Secretary. Parent shall have delivered to the Company a certificate executed by the Secretary of Parent certifying: (i) resolutions duly adopted by the Board of Directors of Parent and Merger Sub, respectively, authorizing this Agreement and the Merger and resolutions duly adopted by the sole stockholder of Merger Sub authorizing this Agreement and the Merger; (ii) the Articles of Incorporation and Bylaws of Parent as in effect immediately prior to the Effective Time, including all amendments thereto; and (iii) the incumbency of the officers of Parent executing this Agreement and all agreements and documents contemplated hereby.

(d) Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by Parent or Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub, respectively, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on Parent or Merger Sub.

(e) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect with respect to the Company.

(f) Parent Form 10-K. The Company shall have received a copy of the Parent’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC.

(g) Due Diligence. The Company shall be satisfied, in its sole discretion, with the results of its due diligence investigation of Parent.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent, if the Effective Time shall not have occurred on or before the date that is 60 days after the date hereof (as such date may be extended pursuant to this Section 7.01(b), the “Outside Date”); provided , however , that if all of the conditions to Closing, other than the condition set forth in Section 6.01(b), shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date may be extended by either the Company or Parent from time to time by written notice to the other party up to a date not beyond the date that is 120 days after the date hereof, the latest of any of which dates shall thereafter be deemed to be the Outside Date;

(c) by either the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued, enacted or entered any order, injunction or decree permanently enjoining, restraining or prohibiting the Merger, and such Law shall have become final and non-appealable, if applicable; provided , that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party that has failed to use its reasonable best efforts to contest, resolve or lift, as applicable, such Law; provided, further, that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party that has failed in any material respect to comply with Section 5.05;

(d) by Parent, if: (i) the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.02(a) or Section 6.02(b) would not be satisfied; (ii) Parent shall have delivered to the Company written notice of such breach or failure to perform; and (iii) either such breach or failure to perform is not capable of cure or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach or failure to perform shall not have been cured; provided , however , that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.01(d) if Parent or Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.03(a) or Section 6.03(b) would not be satisfied;

(e) by the Company, if (i) Parent or Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.03(a) or Section 6.03(b) would not be satisfied; (ii) the Company shall have delivered to Parent written notice of such breach or failure to perform; and (iii) either such breach or failure to perform is not capable of cure or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach or failure to perform shall not have been cured; provided , however , that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.01(e) if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.02(a) or Section 6.02(b) would not be satisfied; or

(f) by the Company, if (i) all of the conditions in Section 6.01 and Section 6.02 (other than those conditions that by their nature are to be satisfied at the Closing or that have failed to be satisfied as a result of Parent’s or Sub’s material breach or failure to perform any of their respective representations, warranties, covenants or agreements contained in this Agreement) have been satisfied or waived, (ii) the Company has notified Parent in writing that the Company is ready, willing and able to consummate the Closing, and (iii) Parent and Sub have failed to consummate the Closing on the date by which the Closing is required to have occurred pursuant to Section 1.02.

Section 7.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, officers or directors, in either case, except with respect to any liabilities or damages incurred or suffered by a party as a result of another party’s fraud or the willful breach by another party of any of its representations, warranties, covenants or agreements set forth in this Agreement. It shall be deemed a willful breach of this Agreement if a party does not consummate the Closing at the time the Closing is required to be consummated in accordance with Section 1.02.

Section 7.03 Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained herein; provided , however , that after receipt of the Company Shareholder Approval, there may not be any extension or waiver of this Agreement that decreases the Merger Consideration or that adversely affects the rights of the Company’s shareholders hereunder without the approval of the Company’s shareholders at a duly convened meeting of the Company’s shareholders called to obtain approval of such extension or waiver (or by written consent of the Company’s shareholders in accordance with the CCC. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained this Agreement shall survive the Effective Time.

Section 8.02Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided that telephonic confirmation of facsimile transmission is obtained), (b) on the fifth (5th ) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub:

Ubiquity, Inc.

9801 Research Drive

Irvine, CA 92618

Attention: Christopher Carmichael

Email cc@ubiquityinc.com

with a copy to (for information purposes only):

Szaferman Lakind Blumstein & Blader PC

101 Grovers Mill Road

Suite 200

Lawrenceville, NJ 08648

Telephone: (675) 275-0400

Email: gjaclin@szaferman.com

Attention: Gregg Jaclin

If to the Company:

Coversant, Inc.

35 N Arroyo Parkway

Suite 240

Pasadena, CA 91103

Telephone: (626) 585-3500, ext. 7201

Email: dokuno@coversant.com

Attention: Dale Okuno

Section 8.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger and the other transactions contemplated hereby are fulfilled to the extent possible.

Section 8.04 Entire Agreement. This Agreement (together with the Annexes, Exhibits, Company Disclosure Letter, Parent Disclosure Letter and the other documents delivered pursuant hereto) constitutes the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 8.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment or transfer in violation of the preceding sentence shall be void.

Section 8.06 Parties in Interest. Except for (a) Section 5.07, which shall be for the benefit of each Indemnified Party, his or her heirs, executors or administrators and his or her representatives, (b) Section 5.13, which shall be for the benefit of each recipient of Merger Consolidation and (c) the right of the Company’s shareholders to pursue claims for damages (including damages based on the loss of the economic benefits of the Merger) and other relief, including equitable relief, for a breach by Parent or Merger Sub of its obligations under this Agreement, each of whom shall be an express third-party beneficiary of this Agreement, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided , that (i) the persons named in clauses “(a)” and “(b)” of this sentence shall be entitled to enforce their rights under this Agreement and (ii) the rights granted pursuant to clause “(c)” of this sentence shall be enforceable on behalf of the Company’s shareholders only by the Company, in its sole and absolute discretion, and any amounts received by the Company in connection therewith may be retained by the Company. The parties hereto further agree that the rights of third-party beneficiaries under clauses “(a)” and “(b)” of the preceding sentence shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 7.03 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.07 Mutual Drafting; Interpretation; Headings. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits,” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.08 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Nevada, without giving effect to the principles of conflicts of Law thereof, except to the extent the laws of California are mandatorily applicable to the Merger.

(b) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any Nevada state or federal court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties agrees not to commence any Proceeding relating thereto except in the courts described above in Nevada, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Nevada as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Nevada as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Parent further agrees that service of any process, summons, notice or document on Parent’s agent for service in the United States as designated by Parent shall be deemed to be effective service of process in the courts described in the first sentence of this Section 8.08 for any legal Proceeding brought by the Company against Parent in such courts arising out of or relating to this Agreement or the Merger or the other transactions contemplated hereby.

Section 8.09 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. If on the Outside Date, there is a pending Proceeding that has been brought by a party hereto seeking the remedies provided for in this Section 8.10 , then, without further action, the Outside Date shall be automatically extended until the date that is five (5) Business Days after the dismissal, settlement or entry of a final order with respect to such Proceeding.

(b) Each of the parties agrees that, (i) the seeking of remedies pursuant to this Section 8.10 shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.02 , in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, (ii) nothing set forth in this Agreement shall require a party to institute any proceeding for (or limit a party’s right to institute any proceeding for) specific performance under this Section 8.10 prior, or as a condition, to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding seeking remedies pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no party shall require the other to post any bond or other security as a condition to institute any proceeding for specific performance under this Section 8.10 .

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IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

COVERSANT, INC.

By:
Name:	Dale Okuno
Title:	President and Chief Executive Officer

Merger Agreement

UBIQUITY, INC.

By:
Name:	Christopher Carmichael
Title:	President and Chief Executive Officer

UBIQUITY MERGER SUB, INC.

By:
Name:	Christopher Carmichael
Title:	President and Chief Executive Officer

Merger Agreement

Annex I

“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first-mentioned person.

“Aggregate Merger Consideration” means the product of the Merger Consideration and the number of Shares (including any Shares of Restricted Stock) issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares).

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Company Board” means the Board of Directors of the Company.

“Company Material Adverse Effect” means any change, event or development (each, an “Effect”) that, is, or would reasonably be expected to have, individually or in the aggregate together with all other Effects, a material adverse effect on the business, financial condition or results of operations of the Company; provided , however , that none of the following, and no Effect arising out of or resulting from the following shall constitute or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (a) the entry into or the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement or the consummation of the transactions contemplated hereby, in each case, including (i) by reason of the identity of, or any facts or circumstances relating to, Parent, Sub or any of their respective affiliates, (ii) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company following the Effective Time and (iii) the impact of any of the matters set forth in this clause “(a)” on any relationships with customers, suppliers, vendors, business partners, employees or regulators; (b) any Effect affecting the economy or the financial or securities markets in the United States or elsewhere in the world or any Effect affecting any business or industries in which the Company operate; (c) any change in any applicable Law or GAAP or SAP or the interpretation of any of the foregoing; (d) any action taken by the Company that is expressly required by this Agreement (other than the obligation of the Company to conduct its operations in the ordinary course of business, substantially consistent with past practice pursuant to Section 5.01) or with Parent’s written consent; (e) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism; (f) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; provided , that with respect to clauses “(b)” , “(c)” , “d” , and “(f)” such Effects shall be taken into account to the extent they materially and disproportionately adversely affect the Company, compared to other companies operating primarily in the same industries in which the Company operates.

“Company Representatives” means the Company’s directors and officers.

“Contract” means any agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of Indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license, purchase and sales order or other legal commitment to which a person is a party or to which the properties or assets of such person are subject.

“Copyrights” means United States and non-United States copyrights and mask works (as defined in 17 U.S.C. §901), including copyrights in Software, and registrations and pending applications to register the same.

“Environmental Laws” means all Laws that (a) regulate or relate to the protection or clean up of the environment, or the protection of human health or safety, including Laws in respect of Hazardous Substances, or the use, treatment, storage, transportation, handling, exposure to, disposal or release of Hazardous Substances or (b) impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or standards of care with respect to any of the foregoing.

“Environmental Permits” means any permit, registration, identification number, license or other authorization required under any applicable Environmental Law.

“ERISA Affiliate” means any entity that, together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FTC” means the Federal Trade Commission.

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“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any national, federal, state, county, municipal or local government, or other governmental or regulatory agency, body or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government or any quasi-governmental body.

“Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenlys.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means all (a) indebtedness of the Company for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (b) obligations of the Company evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) obligations of the Company under capitalized leases, (d) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements, (e) amounts owing as deferred purchase price for the purchase of any property, and (f) obligations of the Company to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company.

“knowledge” means, (a) with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed in Section 1.1 of the Company Disclosure Letter, and (b) with respect to Parent, the knowledge, after reasonable inquiry, of the directors and officers of Parent or Sub.

“Law” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree, binding and enforceable guideline, binding and enforceable written policy, or rule of common law, in each case, of any Governmental Entity.

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“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Order” means any order, verdict, decision, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Entity, whether preliminary, interlocutory or final.

“Parent Material Adverse Effect” means any Effect that is, or would reasonably be expected to have, individually or in the aggregate together with all other Effects, (i) a materially adverse effect on the business, financial condition or results of operations of the business of the Guarantor and its insurance company subsidiaries (taken as a whole) or (ii) a Company Material Adverse Effect.

“Patents” means United States and non-United States patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith or for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business, (c) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Documents filed on or prior to the date hereof or that the Company or any Company Subsidiary is permitted to incur under Section 5.01 , (d) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey or a personal inspection of the property (other than such matters that, individually or in the aggregate, materially adversely impair the current use of the subject real property), (e) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (f) rights of parties in possession, (g) Liens imposed or promulgated by Law with respect to real property and improvements, including zoning regulations, and (h) such other Liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company and the Company Subsidiaries, taken as a whole.

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“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping or leaching of any Hazardous Substance into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Substance).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer software programs, including databases, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, whether in source code or object code form.

“Subsidiary” of any person means another person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person or by one or more of its Subsidiaries.

“Tax” and “Taxes” means (i) any and all taxes of any kind, including federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity and (ii) any and all liability for the payment of any items described in clause “(i)” above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group or being included (or being required to be included) in any Tax Return related to any such group.

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“Tax Return” means any return, report, form or similar statement filed or required to be filed with respect to any Tax including any election, information return, claim for refund, amended return or declaration of estimated Tax, including any statements, schedules or attachments thereto.

“third party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its affiliates or Representatives.

“Trademarks” means United States, state and non-United States trademarks, service marks, trade names, designs, logos, slogans and general intangibles of like nature, and pending registrations and applications to register the foregoing.

“Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Transfer Taxes” means all sales, use, value added, documentary, stamp duty, gross receipts, registration, transfer, transfer gain, conveyance, excise, recording, license and other similar taxes and fees, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Treasury Regulation” means any regulation promulgated under the Code.

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